Exhibit 10.11

ALIGOS THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Aligos Therapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2020 Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$35,000
Non-Executive Chair:	$30,000
Audit Committee Chair:	$20,000
Compensation Committee Chair:	$10,000
Nominating and Corporate Governance Committee Chair:	$8,000
Audit Committee Member (non-Chair):	$7,500
Compensation Committee Member (non-Chair):	$5,000
Nominating and Corporate Governance Committee Member (non-Chair):	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 30,000 shares of Common Stock (the “Initial Option”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant, in each case, subject to the Non-Employee Director continuing to provide services to the Company through the applicable vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who (i) has been serving on the Board for at least four months as of each meeting of the Company’s stockholders after the IPO (each, an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 15,000 shares of Common Stock (the “Annual Option”).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of Common Stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted.

No portion of an Initial Option or Annual Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

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